Exhibit 10.1

TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This TRANSITION AGREEMENT AND GENERAL RELEASE OF CLAIMS (this “Agreement”), is made and entered into as of the date of execution of this Agreement (the “Effective Date”), by and between Thomas Ernst (“Employee”), and Symbotic Inc. (“Symbotic”), on behalf of itself individually and its subsidiaries (collectively, the “Company”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (together, other than Employee, the “Released Parties”).

WHEREAS, subject to the terms and conditions herein, Employee and Symbotic have agreed that Employee will resign from Employee’s role as Chief Financial Officer and Treasurer, Principal Accounting Officer and Principal Financial Officer of Symbotic (collectively, the “Current Roles”) and continue as a consultant of Symbotic for the Consulting Period (as defined below) to ensure a smooth transition; and

WHEREAS, Employee and Symbotic have agreed to certain payments contemplated under the offer letter entered into by Symbotic LLC and the Employee, dated September 1, 2020 (the “Offer Letter”), as such Offer Letter is modified by this Agreement, that are conditioned on the effectiveness of, non-revocation of this Agreement and continued compliance with Employee’s obligations under this Agreement, the Invention, Non-Disclosure and Non-Solicitation Agreement, dated as of September 4, 2020 (the “Non-Disclosure Agreement”) as modified by this Agreement, and the Non-Competition Agreement, dated as of September 4, 2020 (this Agreement, the “Non-Competition Agreement” as modified by this Agreement, and together with the Non-Disclosure Agreement, the “Restrictive Covenant Agreements”).

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties agree as follows:

1. Transition Period.

a. Employee and Symbotic agree that Employee shall remain employed by Symbotic on a full-time basis in his Current Roles from and after the Effective Date until December 15, 2023, or such earlier date that Employee’s employment with Symbotic terminates for any reason (as applicable, the “Separation Date”), subject to the terms and conditions of this Agreement.

b. From the Effective Date through the Separation Date, Employee shall perform the duties of his Current Roles and shall also perform activities related to the transition of Employee’s duties and responsibilities to Symbotic’s incoming Chief Financial Officer, Treasurer, Principal Accounting Officer and Principal Financial Officer; provide continuity and management support; maintain ongoing relationships with auditors; and provide guidance and continuity in the Company’s investor relations, strategic financial planning and financial reporting and certification and/or sub-certification responsibilities (collectively, the “Transition Services”).

2. Resignation From Current Roles. Effective on the Separation Date, Employee hereby resigns from his Current Roles and from any and all corporate offices, directorships and positions with Symbotic Inc., Symbotic Holdings LLC, Symbotic LLC and Symbotic Group Holdings ULC. On or immediately following the Separation Date, Employee agrees to sign any documents or take any other actions requested by the Company from time to time to effect such resignations.

3. Termination of Employment. As of the Separation Date, Employee shall cease to be employed in any capacity by, and shall no longer hold any position with, any member of the Company and the Released Parties.

4. Consulting Period. From and between the Separation Date and September 28, 2024 (the “Consulting Period”), Employee shall serve as a consultant to the Chief Executive Officer and Chief Financial Officer of Symbotic and shall make himself available upon a reasonable, part-time basis to the Chief Executive Officer and Chief Financial Officer. Employee and Symbotic agree that Employee will not be an employee of Symbotic during the Consulting Period. The Non-Disclosure Agreement shall continue to apply during the Consulting Period and thereafter in accordance with its terms, and the “Restricted Period” under the Non-Competition Agreement shall include the duration of the Employee’s employment with Symbotic, the Consulting Period and the twelve (12) month period thereafter.

5. Separation Benefits. Conditioned on (a) Employee’s execution and non-revocation of this Agreement and Employee’s compliance with its terms and conditions, and (b) Employee’s execution on or within ten (10) business days following the Separation Date and Employee’s non-revocation thereof no later than on the seventh (7th) full day following execution of the Separation Date Affirmation set forth in Schedule 2 attached hereto (the “Separation Date Affirmation”), Employee shall be entitled to receive the severance benefits described in Schedule 1 attached hereto. Except as expressly amended by this Agreement, Employee’s outstanding equity awards shall continue to be governed by the terms of the applicable award agreement and the Warehouse Technologies LLC 2012 Incentive Units Plan (the “2012 Plan”) or the Symbotic Inc. 2022 Omnibus Incentive Compensation Plan (the “2022 Plan”), as applicable. Notwithstanding anything to the contrary in the foregoing, in the event the Separation Date occurs as a result of a termination for Cause (as defined in the Restrictive Covenant Agreements) or a material breach of the Restrictive Covenant Agreements during the Consulting Period, Employee shall not be eligible to receive the severance benefits described in Schedule 1 attached hereto.

6. General Release. Employee knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Released Parties from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Employee (or Employee’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Agreement, including all claims arising under or in connection with Employee’s employment or termination of employment with the Company, including, without limitation: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of

1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; fraudulent misrepresentation, impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages. In addition, in consideration of the provisions of this Agreement, Employee further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Employee’s favor as of the Effective Date.

7. Surviving Claims. Notwithstanding anything herein to the contrary, this Agreement shall not:

a. release any Claims for payment of amounts (including, without limitation, cash or equity) payable in accordance with Schedule 1 hereto and otherwise pursuant to the terms of the Employee’s outstanding equity awards, as modified hereby;

b. release any Claims for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Company plans that have vested according to the terms of those plans;

c. release any Claims that may not lawfully be waived;

d. release any Claims for D&O insurance or indemnification in accordance with applicable laws, the certificate of incorporation and bylaws of the Company in effect as of the date hereof or the Indemnification Agreement by and between Symbotic Inc. and Employee, dated as of June 7, 2022; or

e. limit Employee’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Employee agrees to waive Employee’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Employee or anyone else on Employee’s behalf (whether involving a governmental entity or not); provided that Employee is not agreeing to waive, and this Agreement shall not be read as requiring Employee to waive, any right Employee may have to receive an award for information provided to any governmental entity.

8. Additional Representations. Employee further represents and warrants that Employee has not filed any private civil action, suit, arbitration, administrative charge, or legal proceeding against any Released Party nor, has Employee assigned, pledged, or hypothecated as of the Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.

9. Acknowledgements by Employee; Release of Age Claims. Employee acknowledges and agrees that Employee has read this Agreement in its entirety and that this Agreement is a general release of all known and unknown Claims, including, but not limited to, any Claims Employee may have under the ADEA and the OWBPA and any other Claims related to Employee’s age. Employee further acknowledges and agrees that:

a. this Agreement does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Effective Date of this Agreement and Employee acknowledges that he is not releasing, waiving or discharging any ADEA or OWBPA Claims that may arise after the Effective Date of this Agreement;

b. Employee is entering into this Agreement and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

c. Employee has been advised, and is being advised by the Company, to consult with an attorney before executing this Agreement; Employee acknowledges that he has consulted with counsel of his choice concerning the terms and conditions of this Agreement;

d. Employee has been advised, and is being advised by this Agreement, that he has been given at least twenty-one (21) days within which to consider the Agreement, but Employee can execute this Agreement at any time prior to the expiration of such review period; and

e. Employee is aware that Employee may revoke that portion of this Agreement or the Separation Date Affirmation, as applicable, that releases legal claims under the ADEA and/or OWBPA if he sends his written notice of revocation within seven (7) days following the date of execution of this Agreement or the Separation Date Affirmation, as applicable. Employee may send his written notice of such revocation at any time during such seven-day period by delivering (or causing to be delivered) to the General Counsel of the Company written notice of his revocation of this Agreement or the Separation Date Affirmation no later than 5:00 p.m. Eastern time on the seventh (7th) full day following (i) the Effective Date in the case of the revocation of this Agreement or (ii) the date of Employee’s execution of the Separation Date Affirmation in the case of the revocation thereof. Employee agrees and acknowledges that a written notice of revocation that is not received by such date and time will be invalid and will not revoke the portion of this Agreement or the Separation Date Affirmation, as applicable, that releases legal claims under the ADEA and/or OWBPA. If Employee timely revokes the release of ADEA and OWBPA claims in either this Agreement or the Separation Date Affirmation:

i. All other items contained in Section 7 remain effective (all other released Claims except those relating to the ADEA or the OWBPA will continue to be released); and

ii. Employee will no longer be entitled to the severance benefits described in Schedule 1 attached hereto and will instead be entitled to receive a one-time payment of $10,000 as full and final compensation as total consideration under this Agreement.

10. Effect of Separation. Employee acknowledges and agrees that pursuant to the terms of the 2022 Plan and the respective award agreements issued to Employee thereunder, except as set forth on Schedule 1 attached hereto, Employee will forfeit, at no value, all equity awards granted to Employee thereunder that remain unvested on the Separation Date, in connection with the termination of the Employee’s employment with Symbotic.

11. Company Policies. The severance benefits set forth in Schedule 1 attached hereto as consideration for this Agreement, are subject to any policies, including any clawback, recoupment or stock ownership policies, that are in effect from time to time through the Separation Date, as applicable. Additionally, any portion of such payments is subject to forfeiture, clawback, recoupment or recovery by the Company or other action pursuant to any such policies which the Company may adopt from time to time pursuant to laws or regulations, including without limitation, any such policy which the Company may be required to adopt under applicable law. The Company:

a. acknowledges and agrees that the Company will not seek repayment or forfeiture of Employee’s $125,000 relocation bonus paid to the Employee pursuant to the terms of the Offer Letter;

b. agrees to reimburse Employee for any outstanding business travel and expenses incurred by Employee prior to the Separation Date or incurred by Employee during the Consulting Period at the request of or with the prior approval of the Company, which expenses will comply with the terms of the Company’s Global Business Travel & Expense Reimbursement Policy and the request for reimbursement for which shall be submitted by Employee through the Company’s expense reimbursement portal within 30 days of the Separation Date for expenses incurred prior to the Separation Date and within 30 days of the end of the Consulting Period for expenses incurred during the Consulting Period; and

c. acknowledges and agrees that pursuant to Section 13 of the Company’s 2022 Employee Stock Purchase Plan (the “ESPP”), effective upon the Separation Date no further payroll deductions shall be taken from Employee’s pay relating to the ESPP and the balance in the Employee’s ESPP account shall be paid to the Employee.

12. Compliance with Securities Laws. Employee acknowledges that Employee has obtained knowledge about confidential Company information. Notwithstanding Employee’s nondisclosure obligations under the Restrictive Covenant Agreements, Employee agrees to comply with any applicable U.S. securities laws concerning trading in the Company’s securities including, without limitation, “blackout” periods restricting or prohibiting trading in the Company’s securities, whether regularly scheduled or imposed under special circumstances, and any “lockup” requested by any underwriter concerning an offering of the Company’s securities, and the “lockup” provided for in Section 16 of this Agreement, and agrees to comply with the foregoing to the extent that Employee is in possession of material non-public information relating to the Company. Employee further acknowledges and agrees that Employee is responsible for filing a Form 4 with the United States Securities and Exchange Commission (the “SEC”) in connection with Employee’s separation from the Company to report any changes in Employee’s beneficial ownership of Company shares as of the Separation Date.

13. Cooperation with Investigations and Litigation. Employee agrees, upon the Company’s request, to reasonably cooperate with the Company in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Employee’s tenure with the Company or its affiliate, including making himself or herself reasonably available to consult with Company’s counsel, to provide information and to give testimony. Company will reimburse Employee for reasonable, third-party out-of-pocket expenses Employee incurs in extending such cooperation, so long as Employee provides advance written notice of Employee’s request for reimbursement and provides satisfactory documentation of the expenses. Nothing in this Section is intended to, and shall not, restrict or limit Employee from exercising his or her protected rights in Sections 7 or 9 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry.

14. Non-Disparagement. To the fullest extent permitted by law, Employee agrees not to make any negative, defamatory or derogatory comments or statements concerning the Company or any of its affiliates or predecessors and their respective directors, officers and employees. Nothing in this Section is intended to, and shall not, restrict or limit Employee from exercising his protected rights under Sections 7 or 9 hereof or restrict or limit Employee from providing truthful information in response to a subpoena, other legal process or to a governmental or regulatory body or in the event of litigation between Employee and the Company or its affiliates, or to prohibit Employee from making statements or engaging in any other activities or conduct protected by any government agency, including, but not limited to, the SEC and the National Labor Relations Act.

15. Return of Property.

a. Employee affirms that Employee has returned, or will return within five (5) days of the Separation Date, all of Company’s property, documents, and/or any confidential information in Employee’s possession or control and has left intact all electronic Company documents, including but not limited to those Employee developed or helped develop during Employee’s employment. Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not in possession of any of Employee’s property.

b. Employee further affirms that Employee has delivered, or will deliver within five (5) days of the Separation Date, to Company without retained copies or reproductions: (1) all documents of any kind within Employee’s possession or control that contain Confidential Information, as defined in the Restrictive Covenant Agreements; and (2) all items or other forms of Company’s property and/or equipment within Employee’s possession or control, including but not limited to keys, credit cards and electronic equipment. However, nothing in this paragraph will prevent Employee from retaining any documents in Employee’s possession or control concerning Employee’s benefits and/or compensation.

16. Lock-Up.

a. Employee acknowledges and agrees that, from the Separation Date and until the four (4) month anniversary of the Separation Date (such period, the “Lock-Up Period”), the Employee will not shall not Transfer any shares of common stock of the Company (the “Company Shares”), other than as required to satisfy any tax withholding obligations or by virtue of laws of descent and distribution upon the death of Employee.

b. Employee acknowledges and agrees that any Transfer of Shares in violation of this Section 16 shall be avoid ab initio and the Company shall cause its agents, including its transfer agent, to refuse to register, record or make any Transfer of the Company Shares if such Transfer would constitute a violation or breach of this Agreement; and the Company and its transfer agent are hereby authorized to place legends and stop transfer instructions on the Company Shares.

c. “Transfer” for purposes of this Agreement shall mean the (1) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (2) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (3) public announcement of any intention to effect any transaction specified in clause (1) or (2).

17. Entire Agreement. This Agreement, the Restrictive Covenant Agreements, any compensation or benefits with respect to which Employee’s rights have become vested and non-forfeitable (e.g., Employee’s 401(k) plan contributions), Schedule 1 and Schedule 2, each attached hereto, contain the entire agreement between the Parties and, except as expressly and specifically referenced herein, supersedes any and all prior agreements, arrangements, negotiations, discussions or understandings between or among any of the Parties relating to the subject matter hereof. No oral understanding, statements, representations, promises or inducements contrary to the terms of these agreements exist. This Agreement cannot be changed, in whole or in part, or terminated unless in writing signed by the Parties. The rule known as the esjusdem generis rule shall not apply, and accordingly, general words introduced by the word “often” shall not be given a restrictive meaning by reason of the fact that they are preceded by the word indicating a particular class of acts, matters or things.

18. No Admissions. This Agreement does not constitute an admission by the Company or any of the other Released Parties of any violation of any right, contract or law, and the Company and each of the other Released Parties expressly deny any such liability. This Agreement may not be introduced in any action or proceeding by anyone for any purpose except to evidence or to enforce its terms.

19. Governing Law. To the extent not subject to federal law, this Agreement will be governed by and construed in accordance with the law of the Commonwealth of Massachusetts applicable to contracts made and to be performed entirely within that state.

20. Severability. If any provision of this Agreement should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Agreement shall remain in full force and effect.

21. Blue-Penciling. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this Agreement is more extensive than is necessary to protect the legitimate business interests of the Company and its affiliates or are otherwise unenforceable, the Company may, in its sole discretion, reform and modify the restrictions under this Agreement to the minimum extent required to render them valid and enforceable under applicable law.

22. Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

23. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Agreement, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

24. Expiration of Offer. Employee understands that the offer contained in this Agreement is considered withdrawn if Employee has not signed and returned to Company a signed copy of this Agreement on or before the conclusion of the twenty-one (21) day consideration period. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original up to twenty-one (21) calendar days consideration period.

25. Section 409A Compliance.

a. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (together with the applicable regulations thereunder, “Section 409A”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision will be read, or will be modified (with the mutual consent of the parties, which consent will not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement will comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement will be treated as a separate payment. In no event may Employee, directly or indirectly, designate the calendar year of payment.

b. All reimbursements provided under this Agreement will be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

c. Employee further acknowledges that any tax liability incurred by Employee under Section 409A of the Code is solely the responsibility of Employee.

26. Separation Date Affirmation. Employee agrees that on or within ten (10) business days after the Separation Date, Employee will execute the Separation Date Affirmation on Schedule 2 of this Agreement. Employee acknowledges and agrees that in the event Employee fails or refuses to execute the Separation Date Affirmation within ten (10) business days of the Separation Date or if Employee timely revokes the Separation Date Affirmation no later than on the seventh (7th) full day following execution thereof, this Agreement shall remain in full force and effect, but Employer shall have no obligation to provide Employee with any of the consideration described on Schedule 1 attached hereto unless and until Employee executes the Separation Date Affirmation within ten (10) business days of the Separation Date and does not subsequently revoke the Separation Date Affirmation no later than on the seventh (7th) full day following execution thereof. The Employer’s continuance of Employee’s employment through the Separation Date, however, shall remain unaffected by any failure or refusal by Employee to execute the Separation Date Affirmation.

IN WITNESS WHEREOF, Employee and Symbotic Inc. have signed this Agreement as of the date(s) set forth below.

SYMBOTIC INC.

/s/ Thomas Ernst	By:	/s/ Corey Dufresne
Thomas Ernst	Name:	Corey Dufresne
	Title:	SVP & General Counsel

Date: October 1, 2023	Date:	October 1, 2023

[Signature Page to Transition Agreement and General Release of Claims]

Schedule 1

Severance Payments and Benefits

As good consideration for Employee’s execution and delivery of this Agreement and continued compliance with the Restrictive Covenant Agreements, Symbotic Inc. shall provide Employee or shall cause Employee to be provided with the following severance benefits (the “Severance Benefits”):

(i)

if Employee currently participates in the Company’s medical, vision, and/or dental plans (the “Group Health Plans”), and should Employee properly and timely elect to continue coverage under the Company’s Group Health Plans in accordance with the continuation requirements of COBRA, the Company will pay for a portion of the cost for such COBRA coverage through December 31, 2024 (the “COBRA subsidy”). The amount of the Company’s monthly COBRA subsidy will be equal to the amount of the employer portion of Group Health Plan coverage for active employees during the time period of the COBRA Subsidy. The Employee shall be responsible for the remainder of the premiums for the Group Health Plan coverage during the period for which the COBRA subsidy is provided. Thereafter, if Employee remains eligible for COBRA coverage under the Company’s Group Health Plans, Employee shall be entitled to continue COBRA coverage for the remainder of the COBRA continuation period at Employee’s own expense;

(ii)	payment of $375,000.00, payable as salary continuation in accordance with the Company’s normal payroll schedule over a period of twelve (12) months;

(iii)

payment of a bonus equal to (x) $187,500, which is Employee’s eligible bonus achievement for fiscal year 2023, multiplied by (y) the company bonus achievement percentage applicable to the Company’s executive leadership team for fiscal year 2023, payable on the regularly scheduled payday upon which bonuses for fiscal year 2023 are paid to the Company’s executive leadership team;

(iv)	consulting services fees of $50,000, payable in nine equal monthly payments of on the first regularly scheduled payday of each month during the Consulting Period;

(v)

with respect to the Incentive Unit Agreement, dated as of September 10, 2020, between Warehouse Technologies LLC (“Warehouse”) and Employee (the “Incentive Unit Agreement”) pursuant to the 2012 Plan, pursuant to which Employee received Class C Units of Warehouse that were subsequently converted into Symbotic Holdings LLC Common Units (and paired shares of Company Class V-1 common stock) in connection with the consummation of the merger of Warehouse with SVF Investment Corp. 3 (“SVF”), a special-purpose acquisition company, pursuant to a Merger Agreement, dated as of December 12, 2021, by and among the SVF, Warehouse, Symbotic Holdings LLC and Saturn Acquisition (DE) Corp, a wholly owned subsidiary of SVF, provided, that Employee is in material compliance with the terms of this Agreement upon each such vesting date, the Symbotic Holdings LLC Common Units (and paired shares of Company Class V-1 common stock) received upon conversion of such Class C Units shall continue to vest (and no longer be subject to forfeiture pursuant to Section 3(a) of the Incentive Unit Agreement) through the end of the Consulting Period; and

(vi)

with respect to the Restricted Stock Unit Award Agreement, dated as of February 6, 2023, between Symbotic and Employee (the “RSU Award Agreement”) pursuant to the 2022 Plan, pursuant to which Employee received restricted stock units (“RSUs”), provided, that Employee is in compliance with the terms of this Agreement upon each such vesting date, the RSUs shall continue to vest through the end of the Consulting Period.

The Severance Benefits will be furnished and paid, subject to applicable withholdings and deductions and in accordance with the requirements of Section 409A, contingent on (i) Employee’s execution and non-revocation of this Agreement and Employee’s compliance with its terms and conditions, (ii) Employee working in good faith in connection with the Company’s preparation and filing of the Company’s Form 10-K for 2023, including but not limited to timely executing all necessary certifications in connection therewith and (iii) Employee’s execution of the Separation Date Affirmation within ten (10) business days after the Separation Date and Employee’s non-revocation of such Separation Date Affirmation no later than on the seventh (7th) full day following execution thereof, provided that Employee continues to materially comply with the terms of the Restrictive Covenant Agreements. Any cash Severance Benefits will begin to be paid within two (2) payroll periods after the Separation Date, with the first (1st) payment containing any amounts that otherwise would have been paid following separation. Employee acknowledges and agrees that the Severance Benefits are in lieu of any payments or benefits under any current or future severance plan of the Company, and Employee therefore waives and agrees not to make any claims for such payments or benefits.

Schedule 2

Separation Date Affirmation

(To be signed on or after the Separation Date)

In exchange for the consideration and promises set forth in this Agreement, Employee hereby acknowledges and agrees that the release of Claims provided by Employee in Section 6 of the Agreement shall apply fully and completely to waive and release any Claims that Employee may have that arise out of or are in any way related to events, acts, conduct, or omissions occurring during the period of time from the Effective Date to the date of Employee’s signature below. Employee further acknowledges that the acknowledgements and affirmations made by Employee in Sections 8, 9, 10 and 15 of this Agreement remain true as of today.

By:
Thomas Ernst

Date: